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                                                                    EXHIBIT 5.1


                 OPINION AND CONSENT OF GREENBERG TRAURIG, P.A.


                                  May 25, 2000

DemandStar.com, Inc.
1551 Sandspur Road, Suite B
Maitland, Florida 32751

Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of DemandStar.com, Inc., a Florida corporation (the "Company"), relating to the registration of up to 4,000,000 shares (the "Shares") of common stock, par value $.0001 per share, of the Company. The Shares are to be purchased from the Company by holders of options granted under the Company's 1999 Employee Incentive Compensation Plan (the "Plan"), or to be reoffered for sale to the public by holders of Shares acquired upon exercise of options granted to them under the Plan.

         We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of our opinion herein.

         Based on the foregoing, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Experts" therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                          Sincerely,


                                          /s/ GREENBERG TRAURIG, P.A.